Exhibit 99.2

Transcript: OCC –Q2 2021 Earnings Conference Call - 6/14/21 10:00 AM

C O R P O R A T E P A R T I C I P A N T S

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Maria, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation second quarter 2021 earnings conference call. (Operator Instructions) Thank you. Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Terrific. Thank you, Maria. Good morning, and thank you all for participating on Optical Cable Corporation's second quarter of fiscal year 2021 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I'll begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2021 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer our shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

OCC's second quarter results reflected the hard work of our team and the steps we have taken to protect the business, build on our strong place in the market and position the Company to succeed as the effects of the pandemic subside.

Tracy will speak to this in more depth, but at a high level, our net sales in the quarter benefited from the lifting of some restrictions and reopening of certain markets that had been negatively impacted by the COVID-19 pandemic. And, as we moved through the quarter, we continued to see positive indicators in many of our markets. Additionally, we've taken steps to control costs and improve efficiencies, efforts which are ongoing.

This quarter, we signed two important agreements that demonstrate our industry leadership and growth trajectory. The first is a contract to supply certain of OCC's proprietary products to a major defense contractor for the U.S. Department of Defense. We expect to begin manufacturing the products in the fiscal third quarter of 2021, and we now believe that we will continue to be manufacturing these products into the next fiscal year. OCC is proud of its long history of designing and manufacturing products for the U.S. military, and we were once again humbled to do our part by applying our innovative technologies and substantial capabilities to supply and support the brave men and women protecting our freedom. We are fortunate to count a number of veterans among our dedicated team, and all of us look forward to delivering the products and solutions on which our military relies and for which OCC is known.

Transcript: OCC –Q2 2021 Earnings Conference Call - 6/14/21 10:00 AM

The second, related to our valuable intellectual property, is an agreement with CommScope to cross-license portions of both companies' patent portfolios. The cross-license agreement relates to certain copper data communication connectivity patents of both OCC and CommScope, in addition to our in-building wireless patents. The agreement allows both companies to access and implement the other company's licensed patents and technologies. We are pleased to continue a more than 15-year mutually beneficial relationship with CommScope, and are confident that it will deliver benefits in both the short-term and long-term for our customers, end-users and shareholders.

This past quarter, we continued to benefit from our ongoing sales, business development and cost control initiatives, enabling OCC to be positioned for future growth, to operate more efficiently, and to control expenses across the organization. Looking ahead, we expect to benefit from continued improvement in our markets, in-line with the strengthening economic environment. We are confident that OCC is poised for a strong second half of our fiscal year, as we provide our customers with mission-critical products and solutions, and execute on our strategies to deliver enhanced value for shareholders.

And with that, I'll turn the call over to Tracy Smith, who will review in additional detail our second quarter of fiscal year 2021 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the second quarter of fiscal 2021 increased 5.9% to $15.7 million, compared to net sales of $14.9 million for the second quarter of fiscal 2020. Net sales increased in both our enterprise and specialty markets, including the wireless carrier market, in the second quarter of fiscal year 2021, compared to the same period last year.

We believe net sales during the second quarter of fiscal year 2021 were positively impacted by the lifting of some restrictions and the reopening of certain markets that had been negatively impacted by the COVID-19 pandemic. Net sales to customers in the United States increased 4.4% and net sales to customers outside of the United States increased 11.8% in the second quarter of fiscal year 2021, compared to the same period last year.

Consolidated net sales for the first half of fiscal 2021 were $27.6 million, a slight decrease compared to net sales of $27.8 million for the same period last year. Sequentially, net sales increased 32.5% in the second quarter of fiscal year 2021, compared to net sales of $11.9 million for the first quarter of fiscal year 2021.

Turning to gross profit. Gross profit was $4.8 million in the second quarter of fiscal 2021, an increase of 20.6% compared to $4 million in the second quarter of fiscal 2020. Gross profit margin, or gross profit as a percentage of net sales, increased to 30.6% in the second quarter of fiscal 2021, compared to 26.9% in the second quarter of fiscal 2020.

Gross profit was $7.1 million in the first half of fiscal 2021, an increase of 11.4% compared to $6.4 million in the first half of fiscal 2020. Gross profit margin increased to 25.8% in the first half of fiscal 2021, compared to 23.1% in the first half of fiscal 2020.

Our gross profit margins tend to be higher when the Company achieves higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, positively impacted our gross profit margin, particularly beginning in the second fiscal quarter. Additionally, we achieved increased manufacturing efficiencies during the second quarter of fiscal year 2021 due to manufacturing improvement initiatives. Our gross profit margin percentages are also heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix from quarter to quarter.

SG&A expenses decreased 17.3% to $4.6 million during the second quarter of fiscal 2021, compared to $5.5 million for the same period last year. SG&A expenses as a percentage of net sales were 29.2% in the second quarter of fiscal 2021, compared to 37.3% in the second quarter of fiscal 2020. SG&A expenses decreased 14.2% to $8.9 million during the first half of fiscal 2021, compared to $10.4 million for the same period last year. SG&A expenses as a percentage of net sales were 32.2% in the first half of fiscal 2021, compared to 37.4% in the first half of fiscal 2020.

The decrease in SG&A expenses during the second quarter and first half of fiscal 2021 compared to the same period last year was primarily the result of decreases in employee-related costs, bad debt expense and certain other costs impacted by the COVID-19 pandemic. The reduction in employee-related costs and other costs also were positively impacted by our ongoing cost control initiatives.

Transcript: OCC –Q2 2021 Earnings Conference Call - 6/14/21 10:00 AM

OCC recorded net income of $3.4 million, or $0.45 per basic and diluted share, for the second quarter of fiscal 2021, compared to a net loss of $1.7 million, or $0.23 per basic and diluted share for the second quarter of fiscal 2020. OCC recorded net income of $1.2 million, or $0.17 per basic and diluted share, for the first half of fiscal 2021, compared to a net loss of $4.3 million, or $0.58 per basic and diluted share, for the first half of fiscal 2020.

During the second quarter of fiscal year 2021, OCC determined that it qualified for a refundable payroll tax credit totaling $3.4 million. The Company expects to receive additional credits for the remainder of the second calendar quarter of 2021 totaling approximately $900,000, which will be reflected on OCC's third fiscal quarter of 2021 results. The refundable payroll tax credit is part of the Employee Retention Tax Credit (or ERTC), created by the CARES Act and then subsequently amended by the Consolidated Appropriation Act of 2021 and the American Rescue Plan Act of 2021 for qualified businesses that are keeping employees on their payroll during the COVID-19 pandemic.

As of April 30, 2021, we had outstanding borrowings of $5.9 million on our revolver and $2.5 million in available credit. We also had outstanding loan balances of $5 million under our real estate term loans and $5 million on our PPP loan.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if you have any questions, we're happy to answer them. Maria, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. And again, as we have said before, we're only taking live questions from analysts and institutional investors.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) And I'm showing we have no phone questions at this time.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Aaron, could you go over any questions that have been submitted by individual shareholders prior to the call, please?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Yes, Neil, I do have a few questions that were submitted in advance by non-institutional shareholders. The first, could you articulate where your CX series hybrid cable product line has been used historically and where the product line is headed? Is it suitable for FTTA applications?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. Thank you, Aaron. OCC has a number of fiber optic cable offerings, including its CX series cables. Our hybrid cables include copper conductors and optical fibers and they're used in various applications, such as passive optical LANS, but also security and industrial applications, and, also fiber-to-the antenna applications. And I think OCC is benefiting from having those offerings. So we've -- it's been an important part of some of our more recent developments. Typically, just by way of information, we do not include our FTTA product offerings on our website, since these are products that tend to be custom designed for our customers. However, we do have significant capabilities and expertise in the products used in this targeted market.

Transcript: OCC –Q2 2021 Earnings Conference Call - 6/14/21 10:00 AM

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great, thanks. Next question. With added disclosure in the FY20 10-K, there appears to have been an increase in job listings from the Company skewed towards Roanoke manufacturing. Can you address the challenges that the Company has seen in the labor market and the steps being taken to address them?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. As with a lot of companies, as the pandemic began, OCC made every effort to preserve as many jobs as possible, but we did start to have some normal attrition like we would have at any year during this past year. And we did not always hire new employees to fill those vacancies, as we were looking for efficiencies to offset the impact of the pandemic on sales and production volumes. We have been seeing improvement in our markets. And accordingly, OCC has increased the number of job offerings, particularly in manufacturing. While, as you can see, people see in the news, it hasn't been particularly easy, and it's been a challenging time to recruit new employees, but OCC believes it's in a strong position to do so. We offer competitive wages and benefits. We operate in states that are supportive of workforce development efforts to help ensure OCC continues to have a strong pool of skilled and capable workers. And we have an enjoyable working environment where we think of each other as part of the OCC family.

And I think that part of that family pulling together was demonstrated during this last more than a year during the pandemic. I’m just so proud of the OCC team. They demonstrated strength and resilience during incredibly difficult times. And it's because of that strength and resilience that OCC is so well positioned as we begin to see some of the effects of the pandemic begin to wane.

So longer term, we don't see a problem in being able to recruit capable employees. But certainly, we're not immune to some of the short-term challenges that others are experiencing, although I believe a little bit better positioned.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Final question, does the Company plan on adopting a new stockholder protection rights agreement at the end of the fourth quarter?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron. At this time, I don't think it would be appropriate for me to speculate or get ahead of the Board of Directors on this issue. But of course, the Board will address whether to renew OCC's shareholder protection rights plan at the appropriate time.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Terrific. That was the final question.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Since we don't have any more questions, we'll go ahead and adjourn the call. I would like to thank everyone for listening to our second quarter conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation, and I hope you all continue to stay safe. Thank you very much.

Operator

Thank you, ladies and gentlemen, this does conclude today's conference call. You may now disconnect.